EXHIBIT 11.0

                         ADVANCED MARKETING SERVICES, INC.

                   STATEMENT RE COMPUTATION OF PER SHARE EARNINGS

                 FOR THE YEARS ENDED MARCH 31, 1998, 1997 AND 1996

                                    (UNAUDITED)

                       (in thousands except per  share data)


                                                    1998      1997      1996
                                                   ------    ------    ------
Net Income                                         $9,149    $6,456    $6,101
                                                   ------    ------    ------
Weighted Average Number Of Common And
  Common Share Equivalents Outstanding:

Weighted Average Shares Outstanding                 5,559     5,480     5,424

Weighted Average Common Share
  Equivalents - Dilutive Stock Options:

     Diluted                                          142       236       195
                                                   ------    ------    ------
Total Weighted Average Common And
  Common Equivalent Shares:

     Basic                                          5,559     5,480     5,424
     Diluted                                        5,701     5,716     5,619
                                                   ------    ------    ------
Net Income Per Common And
  Common Share Equivalent:

     Basic                                          $1.65     $1.18     $1.12
     Diluted                                        $1.60     $1.13     $1.09
                                                   ------    ------    ------

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The effects of all anti-dilutive common stock equivalents are excluded from the calculation of EPS.






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